Exhibit 10.22

Director compensation summary

        Each director of our general partner who is not an employee of our general partner is reimbursed for any travel, lodging and other out-of-pocket expenses related to meeting attendance or otherwise related to service on the board (including, without limitation, reimbursement for continuing education expenses). Each non-employee director is currently paid an annual retainer fee of $45,000. In 2001, Messrs. Goyanes and Smith each received $10,000 for their service on a special committee of the Board of Directors of our former general partner. Mr. Armstrong is otherwise compensated for his services as an employee and therefore receives no separate compensation for his services as a director. Each committee chairman (other than the Audit Committee) receives $2,000 annually. The chairman of the Audit Committee receives $30,000 annually, and the other members of the Audit Committee receive $15,000 annually. Mr. Petersen assigns any compensation he receives in his capacity as a director to EnCap Energy Capital Fund III, L.P. (EnCap III), which is controlled by EnCap Investments L.P., of which Mr. Petersen is a Managing Director. Mr. Capobianco assigns any compensation he receives in his capacity as a director to Vulcan Capital.

        Except as described below, each non-employee director has received an LTIP award of 5000 units in the aggregate. These units vest annually in August in 25% increments, subject to an automatic re-grant of the amount vested, such that the director will always have outstanding an award of 5000 units. For Mr. Peterson and Mr. Capobianco, a cash equivalent payment will be made to EnCap III and Vulcan Capital, respectively, upon any vesting. The units vest in full upon the death or disability (as determined by the board) of the director. For any "independent" directors (as defined in the Third Amended and Restated Limited Liability Company Agreement of Plains All American GP LLC, as amended, and currently including Messrs. Goyanes, Smith and Symonds), the units will also vest full if such director (i) retires (no longer with full-time employment and no longer serving as an officer or director of any public company) or (ii) is removed from the Board or is not reelected to the Board, unless such removal or failure to reelect is for "good cause," as defined in the letter granting the phantom units.